FOR IMMEDIATE RELEASE                       CONTACT: FINANCIAL - LAUREN S. BABUS
                                                               (201) 307-2100
                                                               MEDIA - JOE RUSSO
                                                               (201) 307-2486

                   HERTZ REPORTS RECORD THIRD QUARTER EARNINGS
                            OF $118.7 MILLION, UP 27%

PARK RIDGE, NJ, OCTOBER 13, 1998 -- The Hertz Corporation (NYSE:HRZ), the world's largest car rental company and a leading industrial and construction equipment rental business, reported record earnings of $118.7 million for the third quarter of 1998, up 27 percent from the $93.4 million reported for the same period last year. Earnings per share on a diluted basis were $1.09 per share for third quarter, 1998, up from 86 cents in the third quarter of the prior year.

         Net income for the first nine months of 1998 was $229.1 million, up 37 percent from $167.1 million earned in the same period, 1997.

         Hertz also achieved record third quarter revenues of $1.225 billion, up
11.2 percent or $123 million from the $1.102 billion reported for the same period, 1997. Before the impact of changes in foreign exchange rates, the revenue increase would have been $129 million or 11.7 percent growth over the prior year.

         Revenues for the first nine months were up 7.3 percent from $2.957 billion in 1997 to $3.172 billion in 1998. Before the impact of changes in foreign exchange rates, the increase would have been 8.5 percent or $252 million over the prior year.

         Frank A. Olson, Chairman and Chief Executive Officer of Hertz, said, "We are very pleased with our trends on volume and pricing recovery, and are comfortable that we will produce our fifth consecutive record profit year."

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
HERTZ THIRD QUARTER EARNINGS - PAGE 2

         Domestic car rental operations reported revenues of $756.7 million for the quarter, up 6.7 percent from $709.4 million in the same quarter last year.

         International car rental and leasing reported a 2.6 percent increase in revenues for the third quarter from $263.0 million in 1997 to $270.0 million in 1998. Before the impact of changes in foreign exchange rates and adjustments for the franchising of previously owned locations, revenue for the quarter would have been 7.6 percent higher than 1997.

         Hertz' worldwide industrial and construction equipment rental operations, including acquisitions, generated revenues of $189.5 million for the third quarter, 1998, up 54.3 percent from the $122.8 million in the third quarter last year.

         Headquartered in Park Ridge, New Jersey, Hertz operates from over 5,500 locations throughout the U.S. and in over 140 foreign countries.










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
                              THE HERTZ CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
                            (In Thousands of Dollars)
                                    Unaudited

                                                              Three Months                        As % of
                                                            Ended September 30,                 Total Revenue
                                                            -------------------                 -------------
                                                        1998               1997              1998          1997
                                                        ----               ----              ----          ----
Revenue                                              $  1,225,145       $  1,102,142           100.0%         100.0%

Expenses:
    Direct operating                                      514,718            479,426            42.0%          43.5%
    Depreciation of revenue
        earning equipment                                 304,453            266,947            24.8%          24.2%
    Selling, general and
        administrative                                    119,762            113,244             9.8%          10.3%
    Interest - net                                         85,894             80,829             7.0%           7.3%
                                                     ------------       ------------         -------        -------
       Total expenses                                   1,024,827            940,446            83.6%          85.3%
                                                     ------------       ------------         -------        -------
Income before income taxes                                200,318            161,696            16.4%          14.7%
Income taxes                                               81,640             68,262             6.7%           6.2%
                                                     ------------       ------------         -------        -------
Net income                                           $    118,678       $     93,434             9.7%           8.5%
                                                     ============       ============         =======        =======

Earnings per share
    Basic                                            $       1.10       $       0.86
    Diluted                                          $       1.09       $       0.86

Weighted average number of shares outstanding:
    Basic                                             108,070,628        108,230,984
    Diluted                                           108,557,208        108,631,839



                               BALANCE SHEET DATA
                            (In Thousands of Dollars)
                                    Unaudited

                                                             September 30,
                                                             -------------
                                                        1998                1997
                                                        ----                ----
Revenue earning equipment:
    Cars                                            $4,809,553          $4,518,696
    Other equipment                                  1,307,052             876,614
Total assets                                         8,950,650           7,788,362
Total debt                                           5,820,956           5,103,762
Stockholders' equity                                 1,352,646           1,116,096



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